Exhibit 99.1

Vanguard Natural Resources, LLC Prices Initial Public Offering

Houston, Texas - Vanguard Natural Resources, LLC (NYSE Arca: VNR) announced today the pricing of its initial public offering of 5,250,000 of its common units at $19.00 per unit. The common units will begin trading October 24, 2007 on the NYSE Arca exchange under the ticker symbol “VNR.” The initial public offering of 5,250,000 common units represents a 46.8% interest in Vanguard. Vanguard has granted the underwriters a 30-day over-allotment option to purchase up to an additional 750,000 common units. The offering is expected to close on or about October 29, 2007.

Citigroup Global Markets Inc. is serving as sole book-running manager, and Lehman Brothers is acting as joint-lead manager, with A.G. Edwards, Wachovia Securities, Jefferies & Company, and BNP Paribas Securities acting as co-managers.

A Registration Statement relating to these securities has been filed with, and declared effective by, the U.S. Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

A final prospectus for the offering may be obtained from the prospectus department of Citigroup Global Markets Inc., Brooklyn Army Terminal, Attn: Prospectus Delivery Department, 140 58th Street, Brooklyn, New York 11220, phone: 718-765-6732.

About Vanguard Natural Resources, LLC

Vanguard is an independent natural gas and oil company, focused on the acquisition, exploitation and development of natural gas and oil properties. Vanguard’s assets consist primarily of producing and non-producing natural gas reserves located in the southern portion of the Appalachian Basin, primarily in southeast Kentucky and northeast Tennessee.

Forward-Looking Statements

Statements about the offering are forward-looking statements as defined under federal law. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside the control of Vanguard Natural Resources, LLC, and a variety of risks that could cause results to differ materially from those expected by management of Vanguard Natural Resources, LLC. Vanguard Natural Resources, LLC undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

SOURCE: Vanguard Natural Resources, LLC

Vanguard Natural Resources, LLC
Richard Robert, (832) 327-2258
rrobert@vnrllc.com